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Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

INTEGRATED HEALTH SERVICES, INC.,

LITHO GROUP, INC.

AND

HEALTHTRONICS SURGICAL SERVICES, INC.

DATED AS OF

November 7, 2001

i

	Seller		3
	Servicetrends		3
	Tax Contest		3
	Tax Return		3
	Taxes		3
	Taxing Authority		4
	Termination Date		4
	Transaction		4
	Transfer Taxes		4
	Working Capital		4
	1.1	References to Knowledge	4
ARTICLE II
2.	Purchase and Sale of Stock; Closing.		4
	2.1	Purchase and Sale of Stock	4
	2.2	Time and Place of Closing	4
ARTICLE III
3.	Consideration		4
	3.1	Consideration for the Litho Stock	4
	3.2	Delivery of Joint Instructions.	5
	3.3	Indemnification Escrow	5
	3.4	Delivery of Litho Stock	5
	3.5	Post-Closing Price Adjustment	5
ARTICLE IV
4.	Representations and Warranties of Seller and Litho.		6
	4.1	Organization, Good Standing, etc.	6
	4.2	Capital Stock	6
	4.3	Corporate Acts and Proceedings	6
	4.4	Compliance with Laws and Other Instruments	7
	4.5	Binding Obligation	7
	4.6	Financial Statements	7
	4.7	Material Agreements	7
	4.8	Tax Returns	8
	4.9	Intellectual Property	8
	4.10	[Reserved.]	9
	4.11	Litigation	9
	4.12	Licenses	9
	4.13	Brokers and Finders	9
	4.14	No Adverse Change	9
	4.15	Title to and Condition of Properties	10
	4.16	Transaction with Affiliates	10
	4.17	Certain Payments	10
	4.18	Employee Benefit Plans	10
	4.19	Employees; Labor Matters	11
	4.20	Customers, Distributors and Suppliers	11
	4.21	Corporate Records; Copies of Documents	11
	4.22	Bank Accounts and Powers of Attorney	11
	4.23	Entire Representations and Warranties	11

ARTICLE V
5.	Representations and Warranties of Buyer		12
	5.1	Organization, Standing, etc.	12
	5.2	Corporate Acts and Proceedings	12
	5.3	Compliance with Laws and Other Instruments	12
	5.4	Binding Obligation	12
	5.5	Litigation	12
	5.6	Brokers and Finders	12
	5.7	Investment Intent; Access to Information	13
	5.8	Available Funds	13
	5.9	No Outside Reliance	13
	5.10	Entire Representations and Warranties	13
ARTICLE VI
6.	Additional Covenants		13
	6.1	Access to Premises and Records	13
	6.2	Continuity and Maintenance of Operations	14
	6.3	Consents	14
	6.4	[Reserved.]	14
	6.5	Notification of Certain Matters	14
	6.6	Adverse Changes	14
	6.7	Sales and Transfer Taxes and Fees	15
	6.8	Commercially Reasonable Efforts	15
	6.9	Confidentiality; Escrow Agreement.	15
	6.10	Filing of Tax Returns	15
	6.11	Cooperation on Tax Matters and SEC Filings	15
	6.12	Payment of Taxes of Litho	16
	6.13	Employee Arrangements	18
	6.14	Tax Elections	19
ARTICLE VII
7.	Conditions Precedent to Obligations of Buyer		20
	7.1	[Reserved.]	20
	7.2	Approval Order.	20
	7.3	Governmental or Legal Action	20
	7.4	Accuracy of Representations and Warranties	20
	7.5	Performance of Agreements	20
	7.6	No Material Adverse Effect	20
	7.7	Approvals and Consents	20
	7.8	Resignations.	20
	7.9	Additional Documents and Acts	20
	7.10	Certificates	20
ARTICLE VIII
8.	Conditions Precedent to Obligations of Seller		21
	8.1	[Reserved.]	21
	8.2	Approval Order.	21
	8.3	Governmental or Legal Actions	21
	8.4	Accuracy of Representations and Warranties	21
	8.5	Performance of Agreements	21
	8.6	Approvals and Consents	21

	8.7	Payment of Purchase Price	21
	8.8	Additional Documents and Acts	21
	8.9	Certificates	21
ARTICLE IX
9.	Termination		21
	9.1	Events of Termination	21
	9.2	Manner of Exercise	22
	9.3	Effect of Termination	22
ARTICLE X
10.	Nature and Survival of Representations, Warranties and Agreements		22
	10.1	Nature of Representations, Warranties and Agreements	22
	10.2	Survival of Representations and Warranties	23
	10.3	Time Limitations	23
	10.4	Limitations as to Amount	23
ARTICLE XI
11.	Indemnification		23
	11.1	Rights to Indemnification	23
	11.2	Procedure for Indemnification	24
	11.3	Administrative Expense Claim	24
ARTICLE XII
12.	Bankruptcy Court.		24
	12.1	Bankruptcy Court Approval of Sale	24
	12.2	Buyer's Review of Motions and Orders.	25
ARTICLE XIII
13.	Miscellaneous		25
	13.1	Parties Obligated and Benefitted	25
	13.2	Notices	25
	13.3	Waiver	26
	13.4	Captions; Construction	26
	13.5	Governing Law; Bankruptcy Court Jurisdiction.	26
	13.6	Terms	27
	13.7	Rights Cumulative	27
	13.8	Further Actions	27
	13.9	Time	27
	13.10	Expenses	27
	13.11	[Reserved.]	27
	13.12	Schedules	27
	13.13	Counterparts	27
	13.14	Entire Agreement	27
	13.15	Severability	27
SCHEDULES
Schedule 1.3	Permitted Encumbrances
Schedule 4.1	Litho Ownership Interests; Qualified to do Business
Schedule 4.2	Litho Capital Stock
Schedule 4.3	Seller Corporate Acts and Proceedings
Schedule 4.4	Litho/Seller Compliance with Laws

Schedule 4.6	Litho Financial Statements
Schedule 4.7	Litho Material Agreements
Schedule 4.8	Litho Group Tax Returns
Schedule 4.9(b)	Litho Intellectual Property
Schedule 4.9(c)	Litho Challenges to Intellectual Property
Schedule 4.9(d)	Litho Claims against Intellectual Property
Schedule 4.11	Litho Litigation
Schedule 4.12	Litho/Seller Licenses
Schedule 4.13	Litho/Seller Brokers and Finders
Schedule 4.14	Litho No Adverse Change
Schedule 4.15	Litho Title and Condition of Properties
Schedule 4.16	Litho Transaction with Affiliates
Schedule 4.18	Litho Employee Program
Schedule 4.19(a)	Labor Matters
Schedule 4.19(b)	Litho Employees
Schedule 4.20	Litho Customers, Distributors and Suppliers
Schedule 4.21	Litho Corporate Records
Schedule 4.22	Litho Bank Accounts and Powers of Attorney
Schedule 5.1	Buyer Organization
Schedule 5.2	Buyer Corporate Acts and Proceedings
Schedule 5.6	Buyer Brokers and Finders
Schedule 6.2(e)	Permitted Asset Transfers
Schedule 7.8	Resignations
EXHIBITS
Exhibit 3.3	Form of Indemnification Escrow Agreement
Exhibit 4.4	Certain Excluded Agreements
Exhibit 12.1(a)	Form of Sale Motion

v

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement ("Agreement") is made as of the 7th day of November, 2001, by and among Integrated Health Services, Inc., a Delaware corporation ("Seller"), Litho Group, Inc., a Delaware corporation ("Litho") and Healthtronics Surgical Services, Inc., a Georgia corporation ("Buyer").

    Seller is currently the subject of a proceeding under Chapter 11 of the Bankruptcy Code pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), captioned In re Integrated Health Services, Inc., et al., Case No. 00-389 (MFW) (Jointly Administered) (the "Bankruptcy Case"). Litho is a wholly-owned non-debtor subsidiary of Seller. The parties hereto wish to provide for the sale of the Litho Stock (as defined herein) by Seller to Buyer in accordance with Sections 363(b), (f) and 363(m) of Title 11 of the United States Code, as amended (the "Bankruptcy Code").

R E C I T A L S:

    1.  WHEREAS, Seller owns 100% of the issued and outstanding shares of the capital stock (the "Litho Stock") of Litho; and

    2.  WHEREAS, Buyer desires to purchase and Seller desires to sell the Litho Stock, upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the promises and mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

1.
Definitions.

    "Accountant" shall have the meaning set forth in Section 3.5(d).

    "Administrative Expense Claim" shall mean a claim asserted under Section 503 of the Bankruptcy Code.

    "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

    "Agreement" shall have the meaning set forth in the preamble to this Agreement.

    "Approval Order" shall have the meaning set forth in Section 12.1.

    "Bankruptcy Case" shall have the meaning set forth in the preamble to this Agreement.

    "Bankruptcy Code" shall have the meaning set forth in the preamble to this Agreement.

    "Bankruptcy Court" shall have the meaning set forth in the preamble to this Agreement.

    "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.

    "Buyer" shall mean the Person identified as such in the preamble to this Agreement.

    "Buyer's Lender" shall have the meaning set forth in Section 5.8.

    "Closing" shall mean the consummation of the transactions contemplated by this Agreement, as described in Article II.

    "Closing Balance Sheet" shall have the meaning set forth in Section 3.5(a).

    "Closing Date" shall mean the date on which the Closing occurs.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Commitment" shall mean any contract, agreement, lease, promissory note or other evidence of indebtedness.

    "Confidentiality Agreement" shall have the meaning set forth in Section 6.9.

    "Continuing Employees" shall have the meaning set forth in Section 6.13(b).

    "Earnest Money Deposit" shall have the meaning set forth in Section 3.1.

    "EBITDA" shall mean earnings before interest taxes, depreciation and amortization, as such terms are defined by GAAP.

    "Encumbrance" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Escrow Agent" shall have the meaning set forth in Section 3.1.

    "Escrow Agreement" shall have the meaning set forth in Section 3.1.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Final Determination" shall mean a "determination" as defined in Section 1313(a) of the Code.

    "Final Price Adjustment" shall have the meaning set forth in Section 3.5(d).

    "GAAP" shall mean generally accepted as United States accounting principles.

    "Governmental Authority" shall mean any of the following: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

    "Indemnification Escrow Agreement" shall have the meaning set forth in Section 3.3.

    "Indemnification Termination Date" shall have the meaning set forth in Section 10.3

    "Intellectual Property" shall mean all patents and patent applications, and inventions that may be patentable, all copyrights in both published works and unpublished works, all trademark and service mark applications, and trademark and service mark registrations (including foreign, federal, state or local), all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology and plans owned by Litho, as set forth on Schedule 4.9(b).

    "IRS" shall mean the Internal Revenue Service.

    "Legal Requirement" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

    "Litho" shall mean the Person identified as such in the preamble to this Agreement.

    "Litho Group" shall mean Litho and its wholly-owned subsidiaries.

    "Litho Stock" shall have the meaning set forth in the first recital to this Agreement.

    "Material Adverse Effect" shall mean, with respect to a specified Person or business, a material adverse effect or any material disruption or material adverse change in or on the assets, business, operations or condition (financial or otherwise) of such Person; provided, however, that a "Material Adverse Effect" shall not include any adverse change, effect or circumstance arising out of, resulting from or attributable to: (i) factors (including the effect of Legal Requirements only if in effect on the date hereof) affecting the United States economy as a whole or the industry or specific markets in which a Person competes (ii) the announcement of this Agreement or (iii) any event, effects or occurrences directly or indirectly attributable to the acts of terrorism of September 11, 2001.

    "Material Agreements" shall have the meaning set forth in Section 4.7.

    "Permitted Encumbrances" shall mean the following: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) the Encumbrances described on Schedule 1.3; and (e) any liens, easements, rights-of-way, servitudes, permits, leases, restrictions and imperfections or irregularities in title that do not in any material respect, individually or in the aggregate, affect or impair the value or use of the affected asset as it is currently being used by Litho.

    "Person" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

    "Plans" shall have the meaning set forth in Section 4.18(a).

    "Preliminary Price Adjustment" shall have the meaning set forth in Section 3.5.

    "Purchase Price" shall have the meaning set forth in Section 3.1.

    "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought or conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

    "Sale Motion" shall have the meaning set forth in Section 12.1.

    "Schedules" shall mean the schedules prepared and delivered pursuant to this Agreement.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Seller" shall mean the Person indicated as such in the preamble to this Agreement.

    "Servicetrends" shall mean Servicetrends, Inc., a Georgia corporation and wholly-owned subsidiary of Litho.

    "Tax Contest" shall have the meaning set forth in Section 6.12(f)(i).

    "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

    "Taxes" shall mean all taxes, charges, fees, liens, imposts, duties or other assessments including, but not limited to, income, withholding, excise, employment, property, sales, franchise, use and gross receipt taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof. Such term shall also include any interest, penalties or additions attributable to such assessments.

    "Taxing Authority" shall mean the IRS or any other Governmental Authority with jurisdiction over the assessment or collection of Taxes.

    "Termination Date" shall mean January 31, 2002.

    "Transaction" shall have the meaning set forth in Section 2.1.

    "Transfer Taxes" shall have the meaning set forth in Section 6.7.

    "Working Capital" shall have the meaning set forth in Section 3.5(b).

    1.1 References to Knowledge. References in this Agreement to "to Seller's knowledge", "to Litho's knowledge", "to the knowledge of Seller" or "to the knowledge of Litho" or phrases of like import are references to the actual knowledge of Marc Levin or A. Michael Stolarski.

ARTICLE II

2.
Purchase and Sale of Stock; Closing.

    2.1 Purchase and Sale of Stock. Subject to the satisfaction of the conditions to each party's obligations set forth in Articles VII and VIII (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), Seller shall sell, assign, transfer and deliver to Buyer all of Seller's right, title and interest in, and Buyer shall purchase, acquire, accept and pay for the Litho Stock (the "Transaction").

    2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place no later than twenty (20) Business Days after the issuance of the Approval Order, at 11:00 a.m. New York time, in New York City at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York, or at such other time or place as the parties may agree.

ARTICLE III

3.
Consideration.

    3.1 Consideration for the Litho Stock.

      (a)  The aggregate consideration for the Litho Stock shall consist of an amount equal to $42,500,000 (the "Purchase Price"). The Purchase Price shall be payable by Buyer to the account of Seller, or Seller's designee, on the Closing Date in cash by means of wire or interbank transfer in immediately available funds. The Buyer has previously delivered to an escrow agent, an earnest money deposit of $2,000,000 (the "Earnest Money Deposit") which is held pursuant to an escrow agreement (the "Escrow Agreement") dated October 5, 2001 by and among Seller, Buyer and Kaye Scholer LLP ("Escrow Agent"). The Earnest Money Deposit will be deducted from the total Purchase Price payable at the Closing. The Earnest Money Deposit will be paid as follows:

        (i)  To Buyer if in the course of its investigation of Litho prior to Closing, Buyer in good faith identifies a Material Adverse Effect on the business of the Litho Group and its subsidiaries taken as a whole, and notifies and provides Seller with reasonable detail supporting in writing such determination prior to the Closing; provided, however, that no Material Adverse Effect shall be deemed to have occurred as a result of a change in Working Capital or a change in EBITDA; or

        (ii)  To Buyer if (i) Seller fails to close the Transaction as result of a breach of this Agreement by Seller; (ii) Buyer fails to close the Transaction as a result of non-satisfaction of one or more provisions of Article VII of this Agreement or (iii) Buyer is not the successful bidder in the Transaction or the Bankruptcy Court fails to approve the terms of the breakup fee set forth in the Sale Motion; or

        (iii)  To Seller (i) if Buyer fails to close the Transaction as a result of a breach of this Agreement by Buyer; (ii) at the Closing; or (iii) if Seller fails to close the Transaction as result of non-satisfaction by Buyer of any one or more of Sections 8.4, 8.5, 8.7, 8.8 or 8.9 of Article VIII of this Agreement.

    3.2 Delivery of Joint Instructions. At or prior to the Closing, Buyer and Seller shall each execute joint instructions to the Escrow Agent to effectuate the foregoing. Notwithstanding the foregoing, however, Seller shall not be required to execute such instructions if it, in good faith, disputes the occurrence of any of the conditions set forth in Section 3.1(i) or (ii) above and Buyer shall not be required to execute such instructions if it, in good faith, disputes the occurrence of any of the conditions set forth in Section 3.1(iii) above.

    3.3 Indemnification Escrow. At the Closing, Seller shall cause to be delivered and deposited with an escrow agent $4,000,000 which shall be held pursuant to the terms of an escrow agreement dated the date of the Closing by and among Seller, Buyer and Kaye Scholer LLP (the "Indemnification Escrow Agreement"). At the Closing, Buyer and Seller shall each execute and deliver the Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit 3.3.

    3.4 Delivery of Litho Stock. Subject to the terms contained in this Agreement, at the Closing and upon receipt by Seller of the Purchase Price from Buyer, Seller shall deliver to Buyer certificates representing the Litho Stock, duly endorsed (or accompanied by duly executed stock powers).

    3.5 Post-Closing Price Adjustment.

      (a)  As soon as practicable (but in no event later than 60 days) following the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of Litho as of the Closing Date (the "Closing Balance Sheet"), which shall include computation of the Preliminary Price Adjustment (as defined below).

      (b)  The "Preliminary Price Adjustment" shall equal the amount of the Working Capital reflected on the Closing Balance Sheet minus the amount of Working Capital reflected on the July 31, 2001 Balance Sheet. "Working Capital" shall mean the sum of the following categories: (i) Cash, (ii) Accounts Receivable, (iii) Due (to) from Medicare, (iv) Inventory, and (v) Other Current Assets, less (A) Accounts Payable, (B) Accrued Expenses, and (C) Other Current Liabilities, (as such terms are defined by GAAP).

      (c)  Following the Closing Date, Buyer shall afford Seller access to all books and records relating to the business and make available the assistance of any employees of Buyer related to the business, in each case as is necessary to enable Seller to prepare the Closing Balance Sheet and to calculate the Preliminary Price Adjustment.

      (d)  Buyer shall have a period of 20 days to review the Closing Balance Sheet and the calculation of the Preliminary Purchase Price Adjustment following delivery of the Closing Balance Sheet by Seller. During such period, Seller shall afford Buyer access to any of its books, records and work papers necessary to enable Buyer to review the Closing Balance Sheet and the calculation of the Preliminary Price Adjustment. Buyer may dispute any amounts reflected in the Preliminary Price Adjustment by giving notice in writing to Seller specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute. Failure by Buyer to dispute the amounts reflected in the Preliminary Price Adjustment within 20 days of delivery of the Closing Balance Sheet by Seller shall be deemed an acquiescence therein by Buyer. If within 30 days after delivery by Buyer to Seller of any notice of dispute, Buyer and Seller are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted for resolution to a partner of a nationally recognized accounting firm acceptable to Buyer and Seller (the "Accountant"). Buyer and Seller shall make a one-day presentation of the remaining disputed items to the Accountant who shall determine the remaining disputed items and report to Seller and Buyer upon such items within five Business Days of such presentation. The Accountant's determination shall be final, conclusive and binding on all parties. Buyer and Seller shall share equally the fees and expenses of the Accountant. The Preliminary Price Adjustment if undisputed or deemed undisputed or as revised in accordance with the procedure outlined above shall be the "Final Price Adjustment."

      (e)  If the amount of the Final Price Adjustment is positive, then the Purchase Price shall be increased by such amount and Buyer shall promptly pay to Seller an amount equal to the Final Price Adjustment in cash.

      (f)  If the amount of the Final Price Adjustment is negative, then the Purchase Price shall be decreased by such amount and Seller shall promptly pay to Buyer an amount equal to the Final Price Adjustment in cash. If Seller is unable to pay to Buyer in cash the full amount of the Final Price Adjustment, Seller shall support Buyer's application to be filed with the Bankruptcy Court for the allowance of an Administrative Expense Claim in the full amount of such unpaid liability.

ARTICLE IV

4.
Representations and Warranties of Seller and Litho.

    Seller, Litho and each member of the Litho Group, as applicable, represent and warrant to Buyer as follows:

    4.1 Organization, Good Standing, etc. Each member of Litho Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business, to own, lease, operate and hold its properties and assets, to enter into this Agreement and to carry out the provisions hereof. The copies of the Articles of Incorporation and By-laws of each member of Litho Group which have been delivered to Buyer prior to the execution of this Agreement are true and complete and have not been amended or repealed. Schedule 4.1 sets forth all direct or indirect ownership or management interests held by each member of Litho Group in excess of 5% in any Person. Schedule 4.1 sets forth the identity, type and amount of ownership of all outstanding partnership interests of each partnership in which any member of Litho Group owns an interest. Each member of Litho Group does not carry on any activities or hold any property in any jurisdiction other than as listed on Schedule 4.1 and, except as indicated on Schedule 4.1, each member of Litho Group is qualified to do business in each jurisdiction in which the failure to qualify as a foreign corporation would result in statutory fines or penalties, or other adverse consequences, in an amount that would have a Material Adverse Effect on the Litho Group.

    4.2 Capital Stock. The authorized capital stock of Litho consists of 1000 shares of common stock, having a par value of $0.01 per share, of which 100 shares are issued and outstanding, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other instruments, agreements or arrangements of any character or nature whatsoever under which each member of Litho Group is or may be obligated to issue shares of common stock or other securities of any kind. All of the outstanding common stock of Litho is held of record and beneficially by Seller. All of the outstanding common stock of each member of Litho Group is held of record and beneficially by Litho.

    4.3 Corporate Acts and Proceedings. Subject to the issuance of the Approval Order, all corporate acts and proceedings of Seller required for the authorization, execution and delivery of this Agreement, the sale and transfer and delivery of the Litho Stock and the performance of this Agreement and the transactions contemplated herein have been taken, except as otherwise set forth on Schedule 4.3.

    4.4 Compliance with Laws and Other Instruments. Litho is not in violation of, or in default under, nor has any event or omission occurred which with notice or the lapse of time or both would constitute a violation or default of, any term or provision of either of its Articles of Incorporation or By-laws. To the knowledge of Seller, each member of the Litho Group is not in violation of any law which would have a Material Adverse Effect on the Litho Group taken as a whole. To the knowledge of Seller, each member of the Litho Group is not in material violation of, or in material default under, nor to Seller's knowledge, has any event or omission occurred which with notice or the lapse of time or both would constitute a material violation or default on the part of each member of the Litho Group of any term or provision of any Material Agreement to which any member of Litho Group is a party or by which each member of the Litho Group's properties, assets or rights is bound or affected, other than as disclosed on Schedule 4.4. Except as otherwise set forth on Schedule 4.4, the execution, delivery and performance by Seller and Litho of this Agreement and the other documents and agreements contemplated hereby (i) will not require from stockholders of Seller any material consent or approval that has not been validly and lawfully obtained, (ii) to the Seller's knowledge will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which has not been obtained or filed, (iii) to Seller's knowledge will not cause Seller or each member of Litho Group to materially violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, domestic or foreign, (c) any judicial order, writ, judgment, injunction, decree, determination or award, or (d) any provision of the Articles of Incorporation or By-laws of Seller or each member of Litho Group, (iv) to Seller's knowledge, will not materially violate or be in conflict with, result in a material breach of, or constitute (with or without notice of the lapse of time or both) a material default under any Material Agreement to which Seller or each member of the Litho Group is a party or by which Seller or each member of the Litho Group is bound, and (v) will not result in the creation or imposition of any Encumbrance which would have a Material Adverse Effect on the Litho Group. To Seller's knowledge, neither Seller nor any member of Litho Group is subject to any restriction of any kind or character which prohibits Seller or Litho from entering into this Agreement or which would prevent the performance of or compliance with all or any part of this Agreement by Seller or Litho or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, none of Seller, Litho or any member of the Litho Group shall be deemed to make any of the representations contained in clause (iv) above or the penultimate sentence of this Section 4.4 with respect to the agreements set forth in Exhibit 4.4 hereof.

    4.5 Binding Obligation. This Agreement is enforceable against Seller and Litho in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    4.6 Financial Statements. Attached hereto as Schedule 4.6 are Litho's balance sheets as of December 31, 1999 and 2000 and the related statements of income, cash flow and stockholders' equity for the periods then ended (fiscal years ending December 31, 1999 and 2000) (collectively, the "Financial Statements"). Also attached hereto as Schedule 4.6 is Litho's balance sheet as of July 31, 2001 and the related statements of income, cash flow and stockholders' equity for the period then ended (seven-month period ended July 31, 2001). The Financial Statements present fairly, in all material respects, the financial position of Litho Group, on a consolidated basis, as of their respective dates and the related results of operation and cash flow for the respective periods, in accordance with GAAP. The unaudited balance sheet as of July 31, 2001 and the related unaudited statements of income, cash flow and stockholders' equity for the period then ended have been prepared consistent with Litho's past practices, substantially in accordance with GAAP.

    4.7 Material Agreements. Schedule 4.7 contains a true and complete list of (i) all loan agreements, promissory notes, capital leases or other financing documents entered into or issued by Litho, (ii) all other Commitments to which Litho is a party or by which Litho or any of its properties or rights is otherwise bound or affected, involving an obligation for payment by Litho or payment to Litho of an amount in excess of $100,000 in any one fiscal year or providing for a term in excess of one year (unless cancelable without penalty on not more than 60 days' notice), and (iii) all Commitments between Litho and any of its officers, directors, shareholders or Affiliates ((i) through (iii), collectively, the "Material Agreements"). Such Material Agreements are legally binding against Litho, and to Seller's knowledge, valid and in full force and effect, and, except as set forth on Schedule 4.4, Litho is not in material default under nor to Seller's knowledge has any event or omission occurred which with notice or lapse of time or both would constitute a material default under any of the Material Agreements.

    4.8 Tax Returns. All material Tax Returns of or with respect to any of the entities comprising the Litho Group that were required to be filed before the date hereof have been duly and timely filed, and all Taxes shown as due on such returns have been paid, except as set forth on Schedule 4.8. Except as set forth on Schedule 4.8, (i) all Taxes in excess of $25,000 that are due and owing any Governmental Authority have been paid to such Governmental Authority and all Taxes in excess of $25,000 that any member of the Litho Group or Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities, (ii) no Governmental Authority is now asserting or, to the knowledge of Seller, threatening to assert any material deficiency or claim for additional Taxes of any member of the Litho Group, (iii) there has not been any audit of any Tax Return filed by any member of the Litho Group or of any consolidated Tax Return filed by Seller which includes the Litho Group, no such audit is in progress, and neither Seller nor any member of the Litho Group has been notified in writing by any tax authority that any such audit is contemplated or pending, (iv) no member of the Litho Group has any liability for material Taxes (accrued, contingent or otherwise), except as presented in the financial statements attached hereto as Schedule 4.6 or incurred in the ordinary course of business since December 31, 2000, (v) no member of the Litho Group has any liability for material Taxes of any third party, whether by agreement, operation of law or otherwise, (vi) no member of the Litho Group is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement, (vii) copies of all federal and state income tax returns and franchise Tax Returns of each member of Litho Group and each partnership in which any member of Litho Group holds an interest for the last four years have been delivered to Buyer, and each is true and correct in all material respects, (viii) all material elections with respect to Taxes which are not evident in copies of the Tax Returns of any member of Litho Group or each partnership in which Litho Group holds an interest are set forth in Schedule 4.8 and after the date hereof, no elections with respect to Taxes will be made without written consent of Buyer, and (ix) except as set forth in Schedule 4.8, since December 3, 1993: (1) neither Litho nor any member of the Litho Group nor any partnership in which any member of Litho Group holds an interest has filed a consent pursuant to Code section 341(f), and (2) neither Litho nor any member of the Litho Group nor any partnership in which any member of Litho Group holds an interest has filed, or may be deemed to have filed, any election under Code section 338.

    4.9 Intellectual Property. (a) To Seller's knowledge, each member of Litho Group owns or has the right to use each item of Intellectual Property used in each entity's business as presently conducted.

      (1)  Schedule 4.9(b) identifies all patents, copyrights, service marks, trademarks, trade names and registrations and applications therefor which are owned by Litho and which are used in its business. There are no licenses, sublicenses or other agreements relating to the use by third parties of any Intellectual Property of Litho.

      (2)  Except as set forth on Schedule 4.9(c), to Seller's knowledge, neither Seller nor Litho has received any notice, claim or allegation from any other party challenging the right of Litho to make use, possess, transfer, convey or otherwise dispose of any Intellectual Property. To the knowledge of Seller, Litho has not instituted any action, suit or proceeding in which an act constituting an infringement of any Intellectual Property was alleged to have been committed by a third party. To the knowledge of Seller, Litho's use of the Intellectual Property, past and present, has not and does not violate or infringe upon the rights of any other party or constitute a breach of any material agreement, obligation or promise by which Seller or Litho may be bound or constitute a material violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction.

      (3)  Except as set forth on Schedule 4.9(d), to Seller's knowledge (i) Litho has no obligation to grant licenses with respect to any Intellectual Property and (ii) no claims have been made by or against Litho of any violation or infringement by others of any rights with respect to any Intellectual Property.

    4.10 [Reserved.]

    4.11 Litigation. Except as disclosed on Schedule 4.11, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings (whether federal, state, local or foreign) pending or, to the knowledge of Seller, threatened against or affecting any member of the Litho Group, which would reasonably be expected to result in a Material Adverse Effect on the Litho Group.

    4.12 Licenses. Except as disclosed on Schedule 4.12, Seller or Litho possesses all governmental authorizations, licenses, franchises and permits (whether state, local or federal), as are necessary for the business of Litho as currently conducted except for such licenses, authorizations, franchises and permits, for which the failure to possess would not have a Material Adverse Effect on the Litho Group. Seller is not aware of any act which could cause any agency, commission, board or governmental authority to limit, revoke, or fail to renew any such governmental authorization, license, franchise or permit.

    4.13 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), and except as indicated on Schedule 4.13, all negotiations on behalf of Seller relating to this Agreement and the transactions contemplated herein have been conducted without the intervention of any other broker, finder, investment banker or third party representing Seller. Neither Seller nor Litho nor any officer, director or agent of Seller or Litho, has engaged or authorized any broker, finder, investment banker or other third party whose fees Seller or Litho will pay, to act on behalf of Seller or Litho, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in any Person so acting, and Seller has no knowledge of any claim for compensation from any such broker, finder or any other Person for so acting or of any basis for such a claim except as indicated in Schedule 4.13.

    4.14 No Adverse Change. Except as disclosed on Schedule 4.14, since June 1, 2001, there has been no change which has had a Material Adverse Effect on the Litho Group. Since June 1, 2001, none of any of the following events has occurred with respect to Litho other than those expressly contemplated by this Agreement or disclosed on Schedule 4.14: (i) incurrence of any debts, obligations, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business, (ii) mortgage, pledge or subjection to Encumbrance of any assets, tangible or intangible, (iii) sale, transfer or lease of any asset other than in the ordinary course of business, (iv) purchase of assets other than in the ordinary course of business, (v) cancellation or compromise of any debt or claim, or waiver or release of any right of material value, (vi) sufferance of any physical damage, obstruction or loss other than in the ordinary course of business (whether or not covered by insurance), (vii) entry into any transaction, other than in the ordinary course of business except for this Agreement and the documents related hereto, (viii) encountering of any labor difficulties or labor union organizing activities, (ix) issuance or sale of any shares of capital stock or other securities or any grant of any options with respect thereto (other than as identified on Schedule 4.2), (x) declaration or payment of any dividends, or any repurchase or redemption of, or distributions with respect to, its outstanding capital stock, (xi) increases in compensation, benefits or bonuses of any of its employees, other than in the ordinary course of business and consistent with past practice, or (xii) a decision of Litho to do any of the foregoing.

    4.15 Title to and Condition of Properties. Except as indicated on Schedule 4.15, Litho has good title to all of its assets and properties, subject to no Encumbrances other than Permitted Encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise. All of Litho's assets and properties are in good operating condition and state of maintenance and repair subject to ordinary wear and tear.

    4.16 Transaction with Affiliates. Litho is not a party to or obligated under any contract or agreement with any Affiliate except as disclosed in Schedule 4.16.

    4.17 Certain Payments. Each member of the Litho Group (i) has not used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has not made at any time since its inception any false or fictitious entries on its books and records and (iii) has not made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise.

    4.18 Employee Benefit Plans. (a) Schedule 4.18 sets forth a list of all bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plans, arrangements and practices, and any other "employee benefit plans," as defined in Section 3(3) of ERISA maintained or contributed to by Seller or any of the entities comprising the Litho Group for the benefit of any current or former employees of the Litho Group (the "Plans").

    (b)  With respect to each Plan, Seller has heretofore delivered or caused to be delivered or made available to Buyer correct and complete copies of (i) all documents that comprise the most current version of each Plan (including any related trust agreements and insurance contracts), (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, the most recent Annual Report (Form 5500 Series) and accompanying schedules and financial statements for each of the Plans for which such a report is required, (iii) the most current summary plan description, if required, and (iv) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Plan. Since the date of the documents delivered, there has not been any material change in the information provided therein that would have a Material Adverse Effect.

    (c)  Each of the Plans has been maintained in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.18, each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and, to Seller's knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualified status.

    (d)  There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under its terms and provisions, any related insurance contract or any applicable law.

    (e)  To Seller's knowledge, none of the entities comprising the Litho Group has incurred any material liability or taken any action and nothing has occurred that could reasonably be expected to cause any of the entities comprising the Litho Group to incur any material liability (i) under Section 412 of the Code or Title IV or ERISA with respect to any "single-employer plan," as defined in Section 4001(a)(15) of ERISA, that is not a Plan, or (ii) on account of a partial or complete withdrawal, as defined in Sections 4203 and 4205 of ERISA, respectively, with respect to any multi-employer plan or on account of unpaid contributions to any multi-employer plan.

    4.19 Employees; Labor Matters. (a) None of the entities comprising the Litho Group is a party to written employment or consulting agreements or arrangements of any kind except as set forth on Schedule 4.19(a). To Seller's knowledge, each of the entities comprising the Litho Group generally enjoys good employer-employee relationships, none of them is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Schedule 4.19(a) sets forth a list of all of the programs and/or arrangements in connection with the payment of commissions maintained by Seller or any of the entities comprising the Litho Group. Except as set forth on Schedule 4.19(a), none of the entities comprising the Litho Group has received written notice of any charges of employment discrimination, wrongful termination or unfair labor practices, and there are no strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to Litho's or Seller's knowledge, threatened against or involving any such entity that would have a Material Adverse Effect on such entity. None of the entities comprising the Litho Group is a party to a collective bargaining agreement or required to comply with a collective bargaining agreement. None of the entities comprising the Litho Group has received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any governmental authority (whether state or federal).

      (1)  Schedule 4.19(b) sets forth a true and complete list of all employees and all individuals employed by the entities comprising the Litho Group together with the employees' salaries or wages as of June 15, 2001.

    4.20 Customers, Distributors and Suppliers. Except as set forth on Schedule 4.20, during the past 60 days, no customer or vendor has canceled, materially modified, or otherwise terminated its relationship with Litho (other than in connection with the expiration of a contract in accordance with its terms) or materially decreased its services, supplies or materials to Litho or their usage or purchase of the services or products of Litho.

    4.21 Corporate Records; Copies of Documents. Except as set forth on Schedule 4.21, the corporate record books of Litho accurately reflect all corporate action taken by Litho's Board of Directors which are required to be recorded by law. Litho is currently not in default in the filing of any document required to be delivered or made with any governmental authority which default would have a Material Adverse Effect on the Litho Group. The copies of the corporate records of Litho, as made available to Buyer for review are true and complete copies of the originals of such documents. Seller has made available for inspection by Buyer and its counsel true and correct copies of all documents referred to in Section 4.22 or in the Schedules attached to this Agreement.

    4.22 Bank Accounts and Powers of Attorney. Set forth on Schedule 4.22 is an accurate and complete list showing: (a) the name of each bank or other financial institution in which each member of Litho Group has an account, credit line, lockbox or safe deposit box, the relevant account or other identifying number thereof, and the names of all Persons authorized to draw thereon or who have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from each member of Litho Group and a summary statement of the terms thereof.

    4.23 Entire Representations and Warranties. The representations and warranties in Sections 4.1 through 4.22 hereof constitute all the representations and warranties made by Seller and Litho to Buyer, and Seller and Litho shall not be deemed to have made to Buyer any representation or warranty other than as expressly made in Sections 4.1 through 4.22.

ARTICLE V

5.
Representations and Warranties of Buyer.

    Buyer represents and warrants to Seller as follows:

    5.1 Organization, Standing, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business, to own, lease, operate and hold its properties and assets, and to enter into this Agreement. The copies of the Articles of Incorporation and By-laws of Buyer which have been delivered to Seller prior to the execution of this Agreement are true and complete and have not been amended or repealed. Buyer does not carry on any activities or hold any property in any jurisdiction other than as listed on Schedule 5.1 and, except as indicated on Schedule 5.1, is qualified to do business in each jurisdiction which would require Buyer to qualify as a foreign corporation in such jurisdiction and in which the failure to so qualify would result in statutory fines or penalties, or other adverse consequences, in an amount that would have a Material Adverse Effect on Buyer.

    5.2 Corporate Acts and Proceedings. Subject to the issuance of the Approval Order, all corporate acts and proceedings of Buyer required for the authorization, execution and delivery of this Agreement and the performance of this Agreement by Buyer have been taken, except as otherwise set forth on Schedule 5.2.

    5.3 Compliance with Laws and Other Instruments. The execution, delivery and performance by Buyer of this Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated herein (i) will not require from the shareholders of Buyer any consent or approval that has not been validly and lawfully obtained, (ii) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government which has not been obtained or filed, (iii) will not cause Buyer to materially violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, domestic or foreign, (c) any judicial order, writ, judgment, injunction decree, determination or award, or (d) any provision of the Articles of Incorporation or By-laws of Buyer, (iv) will not materially violate or be in conflict with, result in a material breach of, or constitute (with or without notice or the lapse of time or both) a material default under any Material Agreement to which Buyer is a party or by which Buyer or any of its properties, assets or rights is bound or affected, and (v) will not result in the creation or imposition of any Encumbrance. Buyer is not subject to any restriction of any kind or character which prohibits Buyer from entering into this Agreement or which would prevent the performance of or compliance with all or any part of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

    5.4 Binding Obligation. This Agreement is enforceable against Buyer in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    5.5 Litigation. There are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings (whether federal, state, local or foreign) pending, or to the knowledge of Buyer, threatened against or affecting Buyer which would reasonably be expected to result in a Material Adverse Effect.

    5.6 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), and except as indicated on Schedule 5.6, all negotiations on behalf of Buyer relating to this Agreement and the transactions contemplated herein have been conducted without the intervention of any other broker, finder, investment banker or third party representing Buyer. Neither Buyer nor any officer, director or agent of Buyer, has engaged or authorized any broker, finder, investment banker or other third party whose fees Buyer will pay, to act on benefit of

Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in any Person so acting, and Buyer knows of no claim for compensation from any such broker, finder or any Person for so acting or of any basis for such a claim except as indicated in Schedule 5.6.

    5.7 Investment Intent; Access to Information. (a) Buyer is acquiring the Litho Stock in good faith solely for its own account with the present intention of holding the Litho Stock for purposes of investment, and Buyer is not acquiring the Litho Stock with a view to or for subdivision, distribution, fractionalization or distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers. Buyer does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Buyer to attempt to sell, transfer or otherwise dispose of the Litho Stock.

      (1)  Buyer understands that the Litho Stock has not been registered pursuant to the Securities Act or any applicable state securities laws, that the Litho Stock will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Litho Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

      (2)  Buyer has received and reviewed carefully information regarding Litho and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors who are unaffiliated with and who are not compensated by Litho or Seller (collectively, the "Advisors"). Buyer and the Advisors have been given a full opportunity to ask questions of and to receive answers from Litho and Seller concerning the acquisition of the stock and the business, operations and financial condition of Litho and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to Buyer concerning an investment in the Litho Stock as Buyer or the Advisors have requested.

    5.8 Available Funds. Buyer will have as of the Closing Date, sufficient available funds to perform all of its obligations under this Agreement, including, without limitation, to make the payments required herein. Seller will make available to Buyer's Lender ("Buyer's Lender") any and all information necessary for Buyer's Lender's due diligence in accordance with this transaction.

    5.9 No Outside Reliance. Buyer has not relied, and is not relying, upon any statement or representation not made in this Agreement or a Schedule or Exhibit hereto, or in any certificate or document required to be provided by Litho, any member of Litho Group or Seller, pursuant to this Agreement.

    5.10 Entire Representations and Warranties. The representations and warranties in Sections 5.1 through 5.9 hereof constitute all the representations and warranties made by Buyer to Seller and Buyer shall not be deemed to have made to Seller any representation or warranty other than as expressly made in Sections 5.1 through 5.9.

ARTICLE VI

6.
Additional Covenants.

    6.1 Access to Premises and Records. Between the date hereof and the Closing Date, Seller and Litho will give Buyer and its representatives, during normal business hours and with reasonable prior notice, reasonable access to the books and records of Litho and will furnish to Buyer and its representatives such information regarding Litho as Buyer may from time to time reasonably request; provided, however, that Buyer and its representatives shall not disrupt the personnel and operations of Litho.

    6.2 Continuity and Maintenance of Operations. Except as to actions which Buyer has been advised and to which it has consented in writing and except as specifically permitted or required by this Agreement or required by any Legal Requirement, Litho and each of its subsidiaries shall:

      (1)  Operate its business in the ordinary course consistent with past practices and will use commercially reasonable efforts to keep available the services of its employees and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with Litho or any subsidiary;

      (2)  Maintain its assets in operating condition;

      (3)  Maintain insurance as in effect on the date of this Agreement;

      (4)  Keep all of its business books, records and files in the ordinary course of business in accordance with past practices;

      (5)  Not sell, transfer or assign any assets other than in the ordinary course of business, except as set forth on Schedule 6.2(e);

      (6)  Use commercially reasonable efforts not to permit any material amendment to, or cancellation of, any of the Material Agreements;

      (7)  Not enter into any contract or commitment for the acquisition of goods or services relating to its business other than in the ordinary course of business and not involving an expenditure in excess of $100,000;

      (8)  Not grant or announce any increase in the compensation of or benefit to (including, without limitation, deferred compensation) any member of Litho Group's officers, directors, employees or retirees whether now or hereafter payable;

      (9)  In regards to Servicetrends, without the prior written consent of Buyer, which shall not be unreasonably withheld, will not engage in any transaction having a value in excess of twenty-five thousand dollars ($25,000) per occurrence or fifty thousand dollars ($50,000) in the aggregate; and

      (10)  Not take or omit to take any action that would cause Litho to be in breach of any of its representations or warranties in this Agreement in any material respect.

    6.3 Consents. Litho will use commercially reasonable efforts to obtain, as soon as practicable and at its expense, all necessary approvals or consents of third parties to the transactions contemplated hereby including, without limitation, Governmental Authorities and the parties to the Material Agreements listed on Schedules 4.4 and 4.7; provided, however, that "commercially reasonable efforts" for purposes of this Section 6.3 shall not require Litho to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, but not limited to, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees (other than any costs that may be incurred to remedy any noncompliance with the terms of any Governmental Permit). Buyer will use commercially reasonable efforts to assist Litho in its efforts to obtain all the necessary approvals and consents.

    6.4 [Reserved.]

    6.5 Notification of Certain Matters. Each party will promptly notify the other in writing upon becoming aware of any fact, event, circumstance or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true in any material respect.

    6.6 Adverse Changes. Litho and Seller shall promptly notify Buyer in writing of any materially adverse developments affecting Litho which become known to Litho or Seller, including, but not limited to, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting Litho, (ii) any notice of material violation, forfeiture or complaint under any material Governmental Permits or (iii) anything which, if not corrected prior to the Closing Date, will prevent Seller from fulfilling any condition to Closing described in Article VII.

    6.7 Sales and Transfer Taxes and Fees. All transfer, sales and use, registration, documentary, stamp and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively "Transfer Taxes") shall, unless exempt under Section 1146(c) of the Bankruptcy Code, be paid by Buyer, and Buyer shall properly file on a timely basis all necessary tax returns, reports, forms, and other documentation with respect to any Transfer Taxes.

    6.8 Commercially Reasonable Efforts. (a) Seller shall use commercially reasonable efforts to take all steps within its power, and will cooperate with Buyer, to cause to be fulfilled those of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

      (1)  Buyer shall use commercially reasonable efforts to take all steps within its power, and will cooperate with Seller, to cause to be fulfilled those of the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

    6.9 Confidentiality; Escrow Agreement. The parties to this Agreement shall continue to be bound by the terms and provisions of the Confidentiality Agreement between them dated April 10, 2001 (the "Confidentiality Agreement") and the Escrow Agreement.

    6.10 Filing of Tax Returns. Seller shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns with respect to any of the entities comprising the Litho Group required to be filed on or before the Closing Date. Litho shall prepare and file or cause to be prepared and filed all other Tax Returns and reports of any of the entities comprising the Litho Group; provided, however, that Litho shall provide to Seller copies of any such Tax Returns relating, in whole or in part, to any taxable periods ending, or to taxable events occurring, on or before the Closing Date, at least 30 days prior to filing such Tax Returns, and shall make any changes or revisions to such Tax Returns reasonably and promptly requested by Seller, and provided, further, that a failure by Litho to comply with the requirements of the preceding proviso shall relieve Seller of its liability under Section 6.12(b) for taxes that (a) are reflected on such Tax Returns and that (b) (i) result from positions or methodologies inconsistent with those taken or employed by Seller and the Litho Group for Tax Returns relating to prior periods or (ii) result from items with respect to which Litho failed to comply with Seller's reasonable request to change.

    6.11 Cooperation on Tax Matters and SEC Filings. (a) Following the date hereof, Seller shall (i) give Buyer and its authorized representatives, full access to its books and records (and permit Buyer to make copies thereof) to the extent relating to Litho, as Buyer may reasonably request, (ii) permit Buyer to make inspections thereof, and (iii) cause Seller's officers and advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish Buyer with such financial, tax and other operating data and other information with respect to the business and properties of Litho for periods ending before or including the Closing Date as Buyer may reasonably request. Buyer shall cause Litho to give Seller, and its authorized representatives, access to its books and records (and permit Seller to make copies thereof) to the extent relating to periods prior to or including the Closing Date as Seller may reasonably request after the Closing Date for purposes of preparing Tax Returns and conducting proceedings relating to Taxes.

      (1)  The following information with respect to each member of Litho Group has been, or prior to the Closing will be, made available to Buyer: (1) the basis of assets, (2) the current and accumulated earning and profits, (3) the amount of any net operating loss, net capital loss, unused investment credit or other credit, and excess charitable contributions, (4) the amount of any deferred gain or loss arising out of any intercompany transaction, and (5) all items of income, gain, deduction or loss reported for financial accounting purposes in any pre-Closing period that is required to be included in taxable income for any post-Closing period (in accordance with Statement of Financial Accounting Standards 109).

      (2)  Each of Buyer, Litho and Seller and their affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim for Taxes arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. The party requesting assistance hereunder shall reimburse the other parties for expenses incurred in providing such assistance. Notwithstanding any other provision of this Section 6.11, Seller hereby agrees that it will retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing the Buyer with a reasonable opportunity to review and copy such materials.

      (3)  Seller and its Affiliates will use their best efforts to provide Buyer with such assistance as may be reasonably requested with the preparation of any SEC filings, in particular the Form 8-K that may be required subsequent to the transactions contemplated herein, including, but not limited to, the information, documentation and assistance necessary to complete the audit for the Form 8-K.

      (4)  If Seller, Buyer or Litho, as the case may be, fails to provide any information requested by another party within a reasonable period, or otherwise fails to do any act required of it under this Section, then such party shall be obligated, notwithstanding any other provision of this Agreement, to indemnify such other party and shall so indemnify such other party and hold such other party harmless from and against any and all costs, claims, or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

    6.12 Payment of Taxes of Litho. (a) Except as provided below, Seller shall have no liability for any Taxes, whether disputed or not, attributable to any of the entities comprising the Litho Group.

      (1)  Seller shall pay, indemnify and hold harmless Buyer, Litho, and their successors, from and against all liabilities for Taxes of the Litho Group attributable to taxable periods ending on or before the Closing Date. For purposes of this Section 6.12(b), the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date. The independent certified public accountants for the Litho Group and Seller shall determine the amount, if any, of Taxes of the Litho Group properly accruable for any taxable period that does not in fact end on the Closing Date by closing the books of the Litho Group as of the Closing. Each of the Litho Group and Seller shall each bear its own costs in determining any amount due under this Section 6.12(b). For purposes of this Section 6.12(b) and the calculation of any indemnity, Taxes for which Seller indemnifies Buyer shall include interest, penalties or additions to tax that accrue after the Closing Date but are attributable to Taxes for a taxable period ending on or before the Closing Date. For these purposes, a utilization by Litho or any member of the Litho Group after the Closing Date of net operating loss carrybacks to offset income of the Litho Group or the Seller and reduce Tax liability shall be considered to be the incurrence of a liability for Taxes in an amount equal to the liability that would in fact have been incurred in the absence of such net operating losses.

      (2)  Seller shall be entitled to any refund of any Taxes described in Section 6.12(b) including interest thereon, and shall be paid any such refund, including interest thereon, promptly upon receipt thereof by Buyer or by any of the entities comprising the Litho Group. Seller shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of Buyer or by any of the entities comprising the Litho Group. Notwithstanding the preceding sentence, neither Buyer nor any of the entities comprising the Litho Group shall be required to file any claim for refund that it reasonably believes to be fraudulent or improper. Notwithstanding anything provided in this Section 6.12(c), Buyer reserves the right to pay any proposed refund to Seller in lieu of the filing of any amended tax return or claim for refund. If Seller elects to make a claim for refund, Buyer and the Litho Group shall cooperate fully in connection therewith. Seller shall reimburse Buyer and the Litho Group for reasonable out-of-pocket expenses incurred in providing such cooperation.

      (3)  The Litho Group shall be entitled to any refund of any Taxes other than refunds for Taxes that are described in Section 6.12(c), including interest thereon. If any such refund is paid to Seller or any of its Affiliates, Seller shall or shall cause such Affiliate to promptly pay such refund (including any interest thereon) to Litho. Litho shall have the sole right to determine whether any claim for refund for such Taxes shall be made. If Litho elects to make such a claim for refund, Seller and its Affiliates shall cooperate fully in connection therewith. Litho shall reimburse Seller or Seller's Affiliates for any reasonable out-of-pocket expenses incurred in providing such cooperation.

      (4)  (i  Litho or the relevant entity of the Litho Group shall include in its notice of any claim for indemnification pursuant to this Section 6.12 a calculation of the amount of the requested indemnity payment. If Seller disagrees with the calculation of the indemnity payment, Seller and Litho shall attempt to resolve such disagreement for a period of 15 days. If the parties fail to reach an agreement at the end of such period, such disagreement shall be submitted to a nationally recognized firm of independent certified public accountants mutually selected by Seller and Litho, whose determination shall be final and binding on all parties. The cost of such nationally recognized firm of independent certified public accountants shall be borne equally by Seller and Litho.

        (1)  Within 10 days after the indemnity calculation has been resolved or determined, as provided in Section 6.12(e)(i), Seller shall pay to Litho such amounts as have been determined to be due to Litho or the relevant entity of the Litho Group, or to the successor of either of the foregoing, as a result of the indemnifications provided in Section 6.12(b).

      (5)  (i  Buyer shall inform Seller and Seller shall be entitled to control and conduct only those aspects of audits, examinations or proceedings (a "Tax Contest") relating to any of the entities comprising the Litho Group that are related to (i) the liability for any Taxes for which Seller would be required to indemnify Litho pursuant to this Section 6.12, or (ii) a claim for refund for any Taxes that Seller is entitled to pursuant to this Section 6.12. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. With respect to a Tax Contest that Seller is entitled to control, Seller shall have the right to determine, in its sole discretion, such issues as (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent the taxpayer in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest. Litho or the relevant entity of the Litho Group shall deliver to Seller any power of attorney required to allow Seller and its counsel to represent the taxpayer in connection with the Tax Contest and shall use its best efforts to provide Seller with such assistance as may be reasonably requested by Seller in connection with the Tax Contest. Seller shall reimburse Litho for reasonable out-of-pocket expenses incurred in providing such assistance. Notwithstanding the preceding, Seller shall conduct such Tax Contest in a reasonable manner with respect to any liability for Taxes for which Seller is not liable.

        (1)  Notwithstanding Section 6.12(f)(i), Seller shall consult in good faith with Litho with respect to the conduct of, and before entering into any settlement of, any Tax Contest. Notwithstanding the preceding sentence, Seller shall neither consent nor agree to the settlement of any Tax Contest that may have a material adverse impact on the liability for Taxes of the Litho Group (for which Litho is not indemnified pursuant to this Section 6.12), or any affiliated group of corporations of which any of the entities comprising the Litho Group has been or may become an entity without the prior written consent of Litho, which consent shall not unreasonably be withheld or delayed.

        (2)  Buyer shall inform Seller of any Tax Contest with regard to any Tax Return of Litho for a period ending after the Closing Date that may result in an adjustment to the Seller's (or any affiliated group of corporations of which Seller is or was a member) income, gain, loss or tax credits for any period ending on or before or including the Closing Date. Buyer shall be entitled to control and conduct any such Tax Contest. Costs of such Tax Contests are to be borne by Buyer. Buyer shall consult in good faith with Seller with respect to the conduct of, before entering into any settlement of, any Tax Contest that may have a material adverse impact on the liability for Taxes of Seller, or any affiliated group of corporations of which Seller has been a member, but Buyer shall alone be entitled to determine whether, and on what terms, any such settlement shall be entered into. Notwithstanding any other provision of this Agreement, the failure of Buyer to inform Seller of a Tax Contest shall not relieve Seller of any liability for Taxes due, as a result of such Tax Contest, except to the extent Seller can demonstrate that the failure to so notify prejudiced them with respect to the Tax liability that resulted from such Tax Contest.

    6.13 Employee Arrangements. (a) Effective as of the Closing Date, any employee of a Litho Group entity who participates in any Plan maintained by Seller shall cease to be a participant therein, and Seller shall not have any further obligation with respect to any such employee under any such Plan, except to provide such employee with any benefit to which such employee has become entitled under such Plan as of the Closing Date.

      (1)  Effective as of the Closing Date, all employees of the Litho Group who continue employment after the Closing Date (the "Continuing Employees") shall be eligible for pension, welfare and fringe benefits substantially equivalent in the aggregate to the benefits provided to such employees immediately prior to the Closing for a period of at least one year after the Closing Date. Nothing in this Section 6.13 or elsewhere in this Agreement shall limit the right of Buyer or any of the entities comprising the Litho Group to amend or terminate any such benefits at any time thereafter. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any welfare or fringe benefit plan or arrangement of Buyer or any of the entities comprising the Litho Group after the Closing, Continuing Employees shall receive credit for service with the Litho Group to the same extent such service credit was granted under the benefit plans of Seller or any entity comprising the Litho Group, subject to offsets for previously accrued benefits and no duplication of benefits. Buyer shall cause all limitations as to preexisting conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees to be waived under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any welfare benefit plan maintained for such employees immediately prior to the Closing.

      (2)  Nothing in this Section 6.13 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Buyer or any entity comprising the Litho Group after the Closing Date and, subject to any other legally binding agreement between any employee and Buyer or any entity comprising the Litho Group, the employment of each such Continuing Employee shall be "at will" employment.

    6.14 Tax Elections. (a) At the written request of Buyer, Seller and Buyer shall jointly make a timely election pursuant to Section 338(h)(10) of the Code, and Treasury Regulation Section 1.338(h)(10) and any analogous election available under any relevant state or local statute or law (collectively, the "Section 338(h)(10) Election") with respect to the purchase by the Buyer of the Litho Stock pursuant to this Agreement. As soon as practicable after the Closing and in the event the Section 338(h)(10) Election is made, Buyer shall prepare a Form 8023 (with all attachments) in accordance with this Section 6.14 and deliver such Form to Seller for Seller's review and approval, which approval shall not be unreasonably withheld or delayed. Seller authorizes Buyer to file the completed and signed election forms with the appropriate federal, state and local Taxing Authorities. Buyer and Seller shall report the purchase by the Buyer of the Litho Stock for all federal, state and local income tax purposes consistent with the Section 338(h)(10) Election, provided, however, that with respect to any taxing jurisdiction in which a Section 338(h)(10) Election is not available, Buyer and Seller shall report the purchase by Buyer of the Litho Stock as a sale of stock (and not a sale of assets) to the extent that such treatment is permitted by applicable law or regulation.

      (1)  In connection with and in the event of the Section 338(h)(10) Election, Seller and Buyer shall mutually determine, as promptly as reasonably practicable following the Closing or the Section 338(h)(10) Election, the Modified Aggregate Deemed Sales Price and Adjusted Grossed-up Basis (each as defined under the applicable Regulations) and the allocation of such Modified Aggregate Deemed Sales Price and Adjusted Grossed-up Basis among the assets of the Company. Buyer and Seller shall be bound by such allocation for purposes of determining any Taxes, shall prepare and file (or cause to be prepared and filed) all Tax Returns to be filed with any taxing authority in a manner consistent with such allocation, and shall not take (or permit any Affiliate to take) any position inconsistent with such allocation on any income Tax Return or in any Proceeding before any Taxing Authority, unless such position is, as a result of a Final Determination, decided or agreed to be incorrect.

      (2)  In the event any allocation of the Purchase Price is questioned, audited or disputed by any Governmental Body, the party receiving notice thereof shall promptly notify the other party, shall consult with the other party concerning the strategy for resolving the issue and shall keep the other party appraised of the status of such question, audit or dispute and the resolution thereof.

      (3)  In the event any Taxing Authority questions, audits or disputes any of the foregoing positions, the party receiving notice thereof shall promptly notify the other party.

      (4)  In the event that, as a result of the Section 338(h)(10) Election, Seller's liability for Taxes shall increase above the amount of its liability for such Taxes in the absence of such an election then Buyer shall indemnify and hold harmless Seller and its Affiliates for such increase. For these purposes, a utilization by Seller of net operating loss carryforwards to offset income and reduce Tax liability shall be considered to be the incurrence of a liability for Taxes in an amount equal to the liability that would in fact have been incurred in the absence of such net operating losses. A certificate by the treasurer or chief financial officer of Seller shall suffice to establish the amount of any such Tax liabilities.

ARTICLE VII

7.
Conditions Precedent to Obligations of Buyer.

    The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer, in its sole discretion.

    7.1 [Reserved.]

    7.2 Approval Order. The Approval Order described in Section 12.1 herein shall have been entered and shall continue in full force and effect.

    7.3 Governmental or Legal Action. No Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership of the Litho Stock or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

    7.4 Accuracy of Representations and Warranties. The representations and warranties of Litho and Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period.

    7.5 Performance of Agreements. Litho and Seller shall have performed in all material respects all obligations and agreements and complied in all material respects, or caused to be complied with in all material respects, all covenants and conditions required by this Agreement to be performed or complied with by Litho and Seller at or prior to the Closing Date.

    7.6 No Material Adverse Effect. During the period from the date of this Agreement through and including the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Litho Group.

    7.7 Approvals and Consents. Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that all necessary approvals or consents of third parties to the transactions contemplated hereby have been obtained, and no approval or consent shall impose upon Buyer any conditions or obligations which are materially more burdensome than are contained in the underlying document for which consent has been obtained.

    7.8 Resignations. All persons who are directors of Litho immediately prior to the Closing shall have resigned such directorships effective upon the Closing and, effective upon the Closing, the persons set forth on Schedule 7.8 to this Agreement shall have resigned from all positions held by them as officers of Litho.

    7.9 Additional Documents and Acts. Seller shall have delivered or caused to be delivered to Buyer all other documents required to be delivered pursuant to this Agreement and done or caused to be done all other acts or things reasonably requested by Buyer to evidence compliance with the conditions set forth in this Article VII.

    7.10 Certificates. Seller shall have furnished Buyer with such other certificates of Seller and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article VII, as may be reasonably requested by Buyer.

ARTICLE VIII

8.
Conditions Precedent to Obligations of Seller.

    The obligations of Seller under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion.

    8.1 [Reserved.]

    8.2 Approval Order. The Approval Order described in Section 12.1 herein shall have been entered and shall continue in full force and effect.

    8.3 Governmental or Legal Actions. No Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership of the Litho Stock or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

    8.4 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on the Closing Date with respect to such date and period.

    8.5 Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied, or caused to be complied with in all material respects, all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

    8.6 Approvals and Consents. All necessary approvals or consents of third parties to the transactions contemplated hereby shall have been obtained or given.

    8.7 Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price on or prior to the Closing Date, as set forth in Section 3.1.

    8.8 Additional Documents and Acts. Buyer shall have delivered or caused to be delivered to Seller all other documents required to be delivered pursuant to this Agreement and done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Article VIII.

    8.9 Certificates. Buyer shall have furnished Seller with such other certificates of Buyer and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article VIII, as may be reasonably requested by Seller.

ARTICLE IX

9.
Termination.

    9.1 Events of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing:

      (1)  by the mutual written consent of Buyer and Seller;

      (2)  by Seller:

        (1)  if the consummation of the transactions contemplated by this Agreement by Seller or Litho would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

        (2)  if any representation or warranty of Buyer made herein is untrue in any material respect (other than due to a change permitted or contemplated by this Agreement) and such breach is not cured within 10 days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

        (3)  if Buyer shall have defaulted in any material respect in the performance of any other material obligation under this Agreement and such breach is not cured within 30 days of Buyer's receipt of a notice from Seller that such default exists or has occurred; or

        (4)  if the conditions to Seller's obligations to consummate the Closing as set forth in Article VIII cannot reasonably be satisfied on or before the Termination Date.

      (3)  by Buyer:

        (1)  if the consummation of the transactions contemplated by this Agreement by Buyer would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

        (2)  if any representation or warranty of Litho or Seller made herein is untrue in any material respect (other than due to a change permitted or contemplated by this Agreement) and such breach is not cured within 10 days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

        (3)  if Seller shall have defaulted in any material respect in the performance of any other material obligation under this Agreement and such breach is not cured within 30 days of Seller's receipt of a notice from Buyer that such default exists or has occurred; or

        (4)  if the conditions to Buyer's obligations to consummate the Closing as set forth in Article VII cannot reasonably be satisfied on or before the Termination Date; or

      (4)  unless the Closing shall have theretofore taken place, by either party after the Termination Date, provided that the terminating party is not otherwise in default or breach of this Agreement.

    9.2 Manner of Exercise. In the event of the termination of this Agreement by either Buyer or Seller, pursuant to Section 9.1, notice thereof shall forthwith be given to the other party pursuant to Section 13.2 and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

    9.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 and prior to the Closing, all obligations of the parties hereunder shall terminate, except for the respective obligations of the parties, as applicable, under Sections 6.9, 12.1 and 13.10; provided, however, that no termination of this Agreement shall (i) relieve a defaulting or breaching party from any liability to the other party or parties hereto for or in respect of such default or (ii) result in the rescission of any transaction theretofore consummated hereunder.

ARTICLE X

10.
Nature and Survival of Representations, Warranties and Agreements.

    10.1 Nature of Representations, Warranties and Agreements. No party will be deemed to have made any representation, warranty, covenant or agreement except as set forth in this Agreement or in any certificate or other instruments to be delivered by Litho, Seller or Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, no party will be liable or bound in any manner by any express or implied representation, warranty, covenant or agreement that is made by any employee, agent or other Person representing or purporting to represent such party.

    10.2 Survival of Representations and Warranties. The representations and warranties of Litho, Seller and Buyer in this Agreement and in the documents and instruments to be delivered by Litho, Seller and Buyer pursuant to this Agreement shall survive the Closing only as and to the extent set forth in this Article X.

    10.3 Time Limitations. If the Closing occurs, except as set forth below, Seller shall have no liability to Buyer with respect to any representation or warranty or any covenant, agreement or obligation to the extent required to be performed or complied with prior to the Closing Date, unless on or before the earlier of (x) the first anniversary of the Closing Date and (y) the date a plan of reorganization on behalf of Seller is confirmed by the Bankruptcy Court, but in no event prior to June 30, 2002 (the "Indemnification Termination Date"), Seller is given written notice by Buyer asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer shall have no liability to Seller with respect to any representation or warranty or any covenant, agreement or obligation to the extent required to be performed or complied with prior to the Closing Date, unless on or before the Indemnification Termination Date Buyer is given written notice by Seller of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim with respect to any covenants to be performed or complied with by Buyer or Seller after the Closing Date may be asserted at any time.

    10.4 Limitations as to Amount. (a) If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date except to the extent the total of all damages with respect to such failure or breach exceeds $350,000.

      (1)  If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement, or obligation to the extent required to be performed on or before the Closing Date except to the extent that the total of all damages with respect to such failure or breach exceeds $350,000.

      (2)  If the Closing occurs, Seller's aggregate liability (for indemnification or otherwise) with respect to any and all failures or breaches of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date shall be limited to Buyer's right to make an indemnification claim against Seller under Article XI and shall not exceed $4,000,000.

ARTICLE XI

11.
Indemnification.

    11.1 Rights to Indemnification. Subject to the limitations set forth in Sections 10.3 and 10.4, Seller agrees to indemnify and hold harmless Buyer against any loss, liability, claim, damage or expense (including, but not limited to, reasonable attorneys' fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Seller and (b) Seller's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Seller under this Agreement or any document, certificate or agreement delivered pursuant to this Agreement. Subject to the limitations set forth in Sections 10.3 and 10.4, Buyer agrees to indemnify and hold harmless Seller against any loss, liability, claim, damage or expense (including, but not limited to, reasonable attorneys' fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Buyer and (b) Buyer's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Buyer under this Agreement or any document, certificate or agreement delivered pursuant to this Agreement.

    11.2 Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 11.1 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall promptly give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, within thirty Business Days of its receipt of notice from the indemnified party, with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of the indemnified party and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if the indemnifying party is also a party to a third-party claim and the indemnified party reasonably concludes, based on advice from counsel, that the indemnifying party and indemnified party have conflicting interests with respect to such third-party claim, then the indemnified party may, by notice to the indemnifying party assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

    11.3 Administrative Expense Claim. In the event Seller has any liability to Buyer under this Article XI, and Seller is unable to satisfy such liability in cash, Seller shall support Buyer's application to be filed with the Bankruptcy Court for the allowance of an Administrative Expense Claim in the full amount of such unpaid liability.

ARTICLE XII

12.
Bankruptcy Court.

    12.1 Bankruptcy Court Approval of Sale. Promptly following the date hereof, Seller shall file a motion with the Bankruptcy Court substantially in the form attached hereto as Exhibit 12.1(a) (the "Sale Motion"), requesting approval of bidding procedures (including any breakup fee) and requesting the issuance and entry of an order (the "Approval Order") substantially in the form set forth in the Sale

Motion, which (i) approves the sale of the Litho Stock to Buyer on the terms and conditions set forth in this Agreement and the agreements and instruments contemplated hereby and, authorizes Seller to proceed with the transactions contemplated hereby and thereby, (ii) includes a specific finding that Buyer is a good faith purchaser of the Litho Stock within the meaning of Section 363(m) of the Bankruptcy Code, and (iii) states that the sale of the Litho Stock to Buyer shall be free and clear of any and all Encumbrances. Following the filing of the Sale Motion, Seller shall use commercially reasonable efforts to obtain entry of the Approval Order and to have the Approval Order provide that the transaction contemplated hereby shall be exempt from any law imposing a stamp or similar tax in accordance with Section 1146(c) of the Bankruptcy Code. Buyer shall use commercially reasonable efforts to cooperate with and assist Seller in its efforts to obtain the approval and entry of the Approval Order.

    12.2 Buyer's Review of Motions and Orders. Prior to submitting any motions or proposed orders to the Bankruptcy Court, the Seller shall provide counsel for Buyer with proposed drafts of all such motions and orders for review and approval by counsel for Buyer, which approval shall not be unreasonably withheld, conditioned or delayed and which review shall be completed within three (3) Business Days of receipt of a copy of such proposed motion or order in order to assure and satisfy Buyer and counsel for Buyer that all such motions and orders will fully account for and be in compliance with the terms, conditions and provisions of this Agreement.

ARTICLE XIII

13.
Miscellaneous.

    13.1 Parties Obligated and Benefitted. (a) Subject to the limitations set forth in clause (b) below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement.

      (1)  Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement.

    13.2 Notices. All notices, consents, approvals, demands, requests and other communications required or desired to be given hereunder must be given in writing, shall refer to this Agreement, and shall be sent by registered or certified mail, return receipt requested, by hand delivery, by facsimile or by overnight courier service, addressed to the parties hereto at their addresses set forth below, or such other addresses as they may designate by like notice:

  To Seller at:

    Integrated Health Services, Inc.
    The Highlands
    910 Ridgebrook Road
    Sparks, Maryland 21152
    Attention: Chief Executive Officer
    Telephone No.: (410) 773-1000
    Facsimile No.: (410) 773-1325

  With a copy to:

    Kaye Scholer LLP
    425 Park Avenue
    New York, New York 10022
    Attention: Rory A. Greiss, Esq.
    Telephone No.: (212) 836-8261
    Facsimile No.: (212) 836-8920

  To Litho at:

    Litho Group, Inc.
    The Highlands
    910 Ridgebrook Road
    Sparks, Maryland 21152
    Attention: President
    Telephone No.: (410)-773-1034
    Facsimile No.: (410) 773-1044

  With a copy to:

    Kaye Scholer LLP
    425 Park Avenue
    New York, New York 10022
    Attention: Rory A. Greiss, Esq.
    Telephone No.: (212) 836-8261
    Facsimile No.: (212) 836-8920

  To Buyer at:

    HealthTronics Surgical Services, Inc.
    1841 West Oak Parkway, Suit A
    Marietta, GA 30062
    Attention: Chief Executive Officer
    Telephone No.: (770) 419-0691
    Facsimile No.: (770) 419-9490

  With a copy to:

    Miller & Martin LLP
    1275 Peachtree Street, NE Suite 700
    Atlanta, GA 30309
    Attention: Frank M. Williams, Esq.
    Telephone No.: (404) 962-6100
    Facsimile No.: (404) 962-6300

    Any notice from a party hereto may be given by such party's respective attorneys. Any notice or other communications made hereunder shall be deemed to have been given (i) if delivered personally, by overnight courier service or by facsimile, on the date received, or (ii) if by registered or certified mail, return receipt requested, five Business Days after mailing.

    13.3 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

    13.4 Captions; Construction. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

    13.5 Governing Law; Bankruptcy Court Jurisdiction. (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without giving effect to any conflict of law provisions thereof.

      (1)  During the pendency of the Bankruptcy Case, the parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Bankruptcy Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court). During the pendency of the Bankruptcy Case, the parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 13.2 hereof below its name and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Legal Requirements.

    13.6 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

    13.7 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

    13.8 Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

    13.9 Time. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

    13.10 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

    13.11 [Reserved.]

    13.12 Schedules. Any disclosure made on a Schedule to this Agreement will be deemed included on any other Schedule to which such disclosure may be pertinent.

    13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

    13.14 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement), together with the Confidentiality Agreement and Escrow Agreement contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

    13.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

[Signatures Appear on Following Page]

    IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

INTEGRATED HEALTH SERVICES, INC.
By:
/s/ GUY SANSONE Name: Guy Sansone Title: Senior Vice President
LITHO GROUP, INC.
By:
/s/ MARC B. LEVIN Name: Marc B. Levin Title: CEO
HEALTHTRONICS SURGICAL SERVICES, INC.
By:
/s/ ARGIL J. WHEELOCK, MD Name: Argil J. Wheelock, MD Title: Chairman and CEO

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  Exhibit 2.1
STOCK PURCHASE AGREEMENT
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